Exhibit 99.1

United Rentals, Inc 100 First Stamford Place Suite 700 Stamford, CT 06902 Telephone: 203-622-3131 Fax: 203-622-6080

United Rentals Names Julie Brandt to Board of Directors

STAMFORD, Conn. — January 17, 2025 — United Rentals, Inc. (NYSE: URI) today announced Julie Brandt has joined the company’s board of directors, effective immediately. Her appointment expands the composition of the board to 11 members, nine of which are independent directors.

Michael Kneeland, chairman of United Rentals, said, “We are excited to welcome Julie to our board. Her leadership and operational expertise, as well as her understanding of the dynamics of scale and customer service in a large, networked, growth business, will provide significant value to the board. She has extensive knowledge of the construction industry and brings a wealth of global experience, having built high-performing organizations across multiple continents. Her deep experience in driving large-scale distributed businesses further enhances her ability to contribute to the board and the company’s strategic goals.”

Ms. Brandt serves as Corporate Vice President and President, Global Commercial & Field Operations at Johnson Controls. In this pivotal role, she drives the strategic vision for field delivery and operations, focusing on sustained growth and an enhanced operating model. Her leadership is instrumental in enhancing the company’s commercial capabilities, ensuring exceptional customer excellence and positioning Johnson Controls for continued innovation and success. Previously, Ms. Brandt served as President of Johnson Controls Building Solutions North America division, where she was responsible for strategy and execution of the sales, design, install and service for the Johnson Controls North American direct-channel business. Prior to Johnson Controls, Ms. Brandt was at Otis Elevator Company for nearly three decades, most recently as Vice President and General Manager with full P&L responsibility within the United States. During her career, Ms. Brandt has held roles in North America, Latin America, Europe and Asia Pacific.

Ms. Brandt earned an MBA and a bachelor’s degree in International Business and Marketing from Indiana University’s Kelley School of Business.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,571 rental locations in North America, 39 in Europe, 37 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 27,550 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 5,000 classes of equipment for rent with a total original cost of $21.85 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

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Contact:

Elizabeth Grenfell

Vice President, Investor Relations

O: (203) 618-7125

investors@ur.com